Exhibit 99.1

Contact:  Walt Standish, President and Chief Executive Officer
                  843.916.7813
                  Dick Burch, Senior Vice President and Chief Financial Officer
                  843.916.7806

FOR IMMEDIATE RELEASE

Beach First Announces Earnings Growth of 52%

Myrtle Beach, SC, April 13, 2004 – Beach First National Bancshares, Inc. today announced that its first quarter earnings increased 51.6%.

Net income for the quarter ended March 31, 2004, totaled $307,649, an increase of 51.6% when compared to the $202,928, reported for the same period a year ago. Total assets grew to $184.9 million, which represents an increase of 30.9% from the same period a year ago. Total deposits grew to $151.7 million, an increase of 27.0% from the same period a year ago. Total loans grew to $144.3 million, a 40.4% increase from the same period a year ago.

Walt Standish, president and chief executive officer, said, “Beach First National Bank has achieved strong financial performance in the first quarter, setting the stage for a productive year to come. We continue to bolster our product line with the addition of small-business friendly services such as the business Visa Check Card and NetTeller internet banking, while upgrading our technology to support our growing banking network.”

Beach First National Bancshares, Inc. is the parent of Beach First National Bank, a $185 million financial institution headquartered in Myrtle Beach, South Carolina. Beach First operates offices in Myrtle Beach, Surfside Beach, North Myrtle Beach, and Hilton Head Island, South Carolina, and recently announced plans to open an office in the Litchfield Market Village at the entrance to Willbrook Plantation this summer. Beach First offers a full line of banking products and services, including NetTeller internet banking. The company’s stock trades under the symbol BFNB.

Beach First National Bancshares, Inc. and Subsidiary
Myrtle Beach, South Carolina
Consolidated Balance Sheets

	March 31,		December 31,
	2004	2003	2003
	(unaudited)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$3,246,513	$4,123,657	$4,886,682
Federal funds sold and short-term investments	12,163,000	13,696,000	4,598,520
Investment securities available for sale	17,113,065	12,527,987	11,918,074
Loans, net	142,330,206	101,415,012	133,851,712
Federal Reserve Bank stock	309,000	164,700	309,000
Federal Home Loan Bank stock	825,000	325,000	575,000
Premises and equipment, net	4,270,701	4,679,225	4,477,943
Cash Value of life insurance	3,115,165	2,960,785	3,076,570
Other assets	1,569,749	1,349,075	1,399,535

Total assets	$184,942,399	$141,241,441	$165,093,036

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Deposits
Noninterest bearing deposits	$22,538,769	$15,575,039	$23,454,124
Interest bearing deposits	129,121,788	103,867,686	114,645,442

Total deposits	151,660,557	119,442,725	132,099,566
Advances from Federal Home Loan Bank	16,500,000	6,500,000	11,500,000
Other liabilities	1,363,904	1,229,738	760,577

Total liabilities	169,524,461	127,172,463	150,360,143

SHAREHOLDERS' EQUITY:
Common stock, $1 par value; 10,000,000 shares
authorized; 1,342,018 issued and outstanding	1,342,018	1,318,368	1,323,768
Paid-in capital	12,003,806	11,787,899	11,837,299
Retained earnings	2,025,970	912,318	1,718,321
Accumulated other comprehensive income	46,144	50,393	(146,495)

Total shareholders' equity	15,417,938	14,068,978	14,732,893

Total liabilities and shareholders' equity	$184,942,399	$141,241,441	$165,093,036

Beach First National Bancshares, Inc. and Subsidiary
Myrtle Beach, South Carolina
Consolidated Statement of Income
(unaudited)

	Three Months Ended
	March 31
	2004	2003
INTEREST INCOME
Interest and fees on loans	$2,222,578	$1,723,473
Investment securities	153,409	113,298
Federal funds sold	16,140	8,124

Total interest income	2,392,127	1,844,895

INTEREST EXPENSE
Deposits	576,409	562,633
Other borrowings	84,260	44,812

Total interest expense	660,669	607,445

Net interest income	1,731,458	1,237,450

PROVISION FOR POSSIBLE LOAN LOSSES	215,000	68,000

Net interest income after provision for possible loan losses	1,516,458	1,169,450

NONINTEREST INCOME
Service fees on deposit accounts	131,091	121,382
Gain on sale of investment securities	(3)	73,639
Other income	96,680	87,634

Total noninterest income	227,768	282,655

NONINTEREST EXPENSES
Salaries and wages	554,850	483,130
Employee benefits	122,718	98,852
Supplies and printing	18,529	29,444
Advertising and public relations	49,488	41,928
Professional fees	43,443	34,736
Depreciation and amortization	108,252	104,997
Occupancy	107,346	86,772
Data processing fees	84,011	66,841
Other operating expenses	167,258	183,296

Total noninterest expenses	1,255,895	1,129,996

Income before income taxes	488,331	322,109

INCOME TAX EXPENSE	180,682	119,181

Net income	$307,649	$202,928

BASIC NET INCOME PER COMMON SHARE	$.23	$.15

DILUTED NET INCOME PER COMMON SHARE	$.22	$.15

Weighted average common shares outstanding - basic	1,318,368	1,342,108
Weighted average common shares outstanding - diluted	1,327,305	1,358,732